UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(A) of the Securities
Exchange Act of 1934 (Amendment No. ___)

Filed by the Registrant  ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission (as permitted by Rule 14A-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14A-11(c) or Rule 14A-12

ACACIA RESEARCH CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14A-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:
(2)	Aggregate number of securities to which transaction applies:
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4)	Proposed maximum aggregate value of transaction:
(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:
(2)	Form, Schedule or Registration Statement No.:
(3)	Filing Party:
(4)	Date Filed:

April 10, 2014

Dear Stockholder:

You are cordially invited to attend Acacia Research Corporation’s 2014 Annual Meeting of Stockholders to be held on Thursday, May 15, 2014. The meeting will be held at our headquarters located at 500 Newport Center Drive, 7th Floor, in Newport Beach, California, beginning at 10:00 a.m., local time. The Notice of Annual Meeting of Stockholders and a Proxy Statement, which describes the formal business to be conducted at the meeting, are attached to this letter and are also available at http://proxymaterial.acaciaresearch.com. I urge you to read the Notice of Annual Meeting and Proxy Statement carefully.
At this year’s meeting, stockholders are being asked to:

(1)
elect two Class II directors to serve on our Board of Directors for a term of three years expiring upon the 2017 Annual Meeting of Stockholders or until their respective successors are duly elected and qualified;

(2)	ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014;

(3)	approve, by non-binding, advisory vote, the compensation of our named executive officers as set forth in this proxy statement; and

(4)	transact such other business as may properly come before the meeting.
Whether or not you plan to attend the meeting, it is important that your shares be represented and voted at the meeting. Therefore, I urge you to complete, sign, date and promptly return the enclosed proxy card in the enclosed postage-paid envelope. Returning your completed proxy will ensure your representation at the meeting. If you decide to attend the meeting and wish to change your proxy vote, you may do so automatically by voting in person at the meeting.
We look forward to seeing you on May 15, 2014.

Sincerely,

Matthew Vella
Chief Executive Officer and
President

[this page intentionally blank]

ACACIA RESEARCH CORPORATION
500 Newport Center Drive
Newport Beach, California 92660
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 15, 2014
TO OUR STOCKHOLDERS:
NOTICE IS HEREBY GIVEN that the 2014 Annual Meeting of Stockholders (the “Annual Meeting”) of Acacia Research Corporation will be held on Thursday, May 15, 2014, at 10:00 a.m., local time, at our headquarters located at 500 Newport Center Drive, 7th Floor, Newport Beach, California 92660, for the following purposes, as more fully described in the Proxy Statement accompanying this Notice of Annual Meeting:

1.
To elect two Class II directors to serve on our Board of Directors for a term of three years expiring upon the 2017 Annual Meeting of Stockholders or until their respective successors are duly elected and qualified;

2.	To ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014;

3.	To approve, by non-binding, advisory vote, the compensation of our named executive officers;

4.	To transact such other business as may properly come before the Annual Meeting or at any postponement or adjournment thereof.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON May 15, 2014: The Proxy Statement, proxy card and Annual Report on Form 10-K for the fiscal year ended December 31, 2013 are available at http://proxymaterial.acaciaresearch.com.

Only stockholders of record at the close of business on March 21, 2014 are entitled to receive notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.

Sincerely,

Edward J. Treska
Secretary

Newport Beach, California
April 10, 2014

All stockholders are cordially invited to attend the Annual Meeting in person. However, to assure your representation at the Annual Meeting, you are urged to submit your proxy or voting instruction card as soon as possible so that your shares can be voted at the Annual Meeting in accordance with your instructions. Any stockholder attending the Annual Meeting may vote in person even if he, she or it previously returned a proxy or voting instructions.

[this page intentionally blank]

ACACIA RESEARCH CORPORATION
500 Newport Center Drive
Newport Beach, California 92660
_______________________________
PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON May 15, 2014
_______________________________
General

The enclosed proxy is solicited on behalf of the Board of Directors of Acacia Research Corporation, or the Board, for use at our 2014 Annual Meeting of Stockholders to be held on Thursday, May 15, 2014, at 10:00 a.m., local time, and at any adjournment or postponement thereof. The Annual Meeting will be held at our headquarters located at 500 Newport Center Drive, 7th Floor, Newport Beach, California 92660. Only stockholders of record at the close of business on March 21, 2014 are entitled to receive notice of and to vote at the Annual Meeting and any adjournment or postponement thereof. These proxy solicitation materials and our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, including audited financial statements, were mailed on or about April 15, 2014 to all stockholders entitled to receive notice of and to vote at the Annual Meeting. In addition, these proxy solicitation materials, our Annual Report on Form 10-K and directions to attend the Annual Meeting, where you may vote in person, are available at http://proxymaterial.acaciaresearch.com.
Questions and Answers
The following are some commonly asked questions raised by our stockholders and answers to each of those questions.

1.	What may I vote on at the Annual Meeting?
At the Annual Meeting, stockholders will consider and vote upon the following matters:

•
the election of two Class II directors to serve on our Board for a term of three years expiring upon the 2017 Annual Meeting of Stockholders or until their respective successors are duly elected and qualified;

•	the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014;

•	the compensation of our named executive officers as disclosed in this proxy statement; and

•	such other matters as may properly come before the Annual Meeting or any adjournment or postponement thereof.

2.	How does the Board recommend that I vote on the proposals?
The Board recommends a vote “FOR” each proposal.
3.    How can I vote my shares in person at the Annual Meeting?
Shares held directly in your name as the stockholder of record may be voted in person at the Annual Meeting. If you choose to vote in person, please bring proof of identification. Even if you plan to attend the Annual Meeting, we recommend that you submit a proxy with respect to the voting of your shares in advance as described below so that your vote will be counted if you later decide not to attend the Annual Meeting. Shares held in street name through a brokerage account or by a broker, bank, or other nominee may be voted in person by you only if you obtain a valid proxy from your broker, bank, or other nominee giving you the right to vote the shares.

4.    How can I vote my shares without attending the Annual Meeting?
Whether you hold shares directly as the stockholder of record or beneficially in street name, you may vote by proxy or submit a voting instruction form without attending the Annual Meeting. If you hold your shares directly as the stockholder of record, you may submit your proxy by completing and mailing your proxy card. If you hold your shares beneficially in street name, please refer to the voting materials delivered to you by your broker, bank or other nominee for details.

5.	Can I change my vote or revoke my proxy?
If you are the stockholder of record, you may change your proxy instructions or revoke your proxy at any time before the Annual Meeting by: (1) notifying our Secretary in writing; (2) voting in person at the Annual Meeting; or (3) returning a later-dated proxy card. If your shares are held in a brokerage account by a broker, bank or other nominee, you should follow the instructions provided by your broker, bank or other nominee.
6.    Who will count the vote?
A representative of Computershare Trust Company, N.A, will count the votes and act as the inspector of election.

7.	What does it mean if I get more than one proxy card or voting instruction form?
If your shares are registered differently and are in more than one account, you will receive more than one proxy card or voting instruction form. Sign and return all proxy cards or voting instruction forms to ensure that all of your shares are voted. We encourage you to have all accounts registered in the same name and address (whenever possible). You can accomplish this by contacting our transfer agent, Computershare Trust Company, N.A, or if your shares are held in “street name,” by contacting the broker, bank or other nominee holding your shares.

8.	Who is entitled to vote at the Annual Meeting?
Only holders of record of our common stock as of the close of business on March 21, 2014, or the Record Date, are entitled to receive notice of and to vote at the Annual Meeting.

9.	How many shares am I entitled to vote?
You may vote all of the shares owned by you as of the close of business on the Record Date, and you are entitled to cast one vote per share of common stock held by you on the Record Date. These shares include shares that are held of record directly in your name, and held for you as the beneficial owner through a stockbroker, bank, or other nominee.
10.    How many votes may be cast?
As of the Record Date, 50,041,123 shares of our common stock were issued and outstanding. Each outstanding share of our common stock as of the Record Date will be entitled to one vote on all matters brought before the Annual Meeting.
11.    What is a “quorum” at the Annual Meeting?
The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares of our common stock issued and outstanding as of the close of business on the Record Date will constitute a “quorum.” Votes cast by proxy or voting instruction card or in person at the Annual Meeting will be tabulated by the Inspector of Elections appointed for the Annual Meeting who will determine whether or not a quorum is present. Abstentions and broker non-votes are each included in the determination of the number of shares present and voting for the purpose of determining whether a quorum is present.
12.    What is the difference between holding shares as a stockholder of record and as a beneficial owner?
Most of our stockholders hold their shares beneficially through a broker, bank, or other nominee rather than directly in their own name. There are some distinctions between shares held of record and shares owned beneficially, specifically:

•
Shares held of record. If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A, you are considered the stockholder of record with respect to those shares, and these proxy materials are being sent directly to you. As a stockholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the Annual Meeting. We have enclosed a proxy card for you to use.

•
Shares owned beneficially. If your shares are held in a stock brokerage account or by a broker, bank, or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker, bank, or other nominee, which is considered the stockholder of record with respect to those shares. As a beneficial owner, you have the right to direct your broker, bank, or other nominee on how to vote the shares in your account, and you are also invited to attend the Annual Meeting. However, because you are not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you request and receive a valid proxy from your broker, bank, or other nominee. Please refer to the voting instructions you received from your broker, bank, or other nominee for instructions on the voting methods they offer.

13.	What happens if I abstain?

When an eligible voter attends the Annual Meeting but decides not to vote, his, her or its decision not to vote is called an “abstention.” Properly executed proxy or voting instruction cards that are marked “abstain” or “withhold authority” on any proposal will be treated as abstentions for that proposal. We will treat abstentions as follows:

•
abstention shares will be treated as not voting for purposes of determining the outcome on any proposal for which the minimum vote required for approval of the proposal is a plurality, majority or some other percentage of the votes actually cast, and thus will have no effect on the outcome; and

•
abstention shares will have the same effect as votes “against” a proposal if the minimum vote required for approval of the proposal is a majority or some other percentage of (i) the shares present and entitled to vote, or (ii) all shares outstanding and entitled to vote.

14.    How do you treat “broker non-votes”?
Broker non-votes occur when shares held by a broker, bank or other nominee in “street name” for a beneficial owner are not voted with respect to a particular proposal because the broker, bank or other nominee (i) does not receive voting instructions from the beneficial owner, and (ii) lacks discretionary authority to vote the shares with respect to a particular proposal.
A broker is entitled to vote shares held for a beneficial owner on “routine” matters, such as the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014, without instructions from the beneficial owner of those shares. However, absent instructions from the beneficial owner of such shares, a broker is not entitled to vote shares held for a beneficial owner on “non-routine” matters, such as the election of directors and the vote, on an advisory basis, on the compensation of our named executive officers. Broker non-votes are counted for purposes of determining whether or not a quorum exists for the transaction of business, but will not affect the outcome of the voting on a proposal the passage of which requires the affirmative vote of a plurality, majority or some other percentage of (i) the votes cast or (ii) the votes present or represented by proxy and entitled to vote on that proposal at the Annual Meeting. Broker non-votes will have the same effect as a vote against a proposal the passage of which requires an affirmative vote of the holders of a majority or some other percentage of the outstanding shares entitled to vote on such proposal. Thus, if you do not give your broker specific voting instructions, your shares will not be voted on the “non-routine” matters described above and will not be counted in determining the number of shares necessary for approval.

15.	What vote is required to approve each proposal?
Election of Directors: Proposal No. 1. In an uncontested election of directors, such as this election, each nominee for Class II director must be elected by the affirmative vote of a majority of the votes cast with respect to such director by the shares of common stock present in person or represented by proxy and entitled to vote. A “majority of votes cast” means that the number of votes “FOR” a director nominee must exceed the number of votes “AGAINST” that director nominee. If you are present at the Annual Meeting but do not vote for a particular nominee, or if you have given a proxy or voting instruction card and properly withheld authority to vote for a nominee, the shares withheld or not voted will not be counted as votes cast on such matter, although they will be counted for purposes of determining whether there was a quorum. Broker non-votes will not be taken into account in determining the election of directors.
Ratification of Independent Registered Public Accounting Firm: Proposal No. 2. The approval of Proposal No. 2, ratifying the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014, requires the affirmative vote of a majority of the outstanding shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote on the proposal. Because the ratification of the independent registered public accounting firm is a discretionary matter, broker non-votes will likely not result for this proposal. Abstentions will have the same effect as votes against this proposal.
Advisory Vote on the Compensation Paid of Our Named Executive Officers: Proposal No. 3. The approval of Proposal No. 3, regarding the compensation of our named executive officers, requires the affirmative vote of a majority of the outstanding shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote on the proposal. Abstentions will have the same effect as votes against this proposal. Broker non-votes will have no effect on this proposal.

16.	How will voting on any other business be conducted?
Although we do not know of any business to be considered at the Annual Meeting other than the proposals described in this Proxy Statement, if any other business is properly presented at the Annual Meeting, your signed proxy card gives authority to the proxy holders, Matthew Vella and Edward J. Treska, to vote on such matters at their discretion.

17.	Who are the largest principal stockholders?
For information regarding holders of more than 5% of the outstanding shares of our common stock, see “Security Ownership of Certain Beneficial Owners and Management” beginning on page 16 of this Proxy Statement.

18.	Who will bear the cost of this solicitation?
We will bear the entire cost of this solicitation. We will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses incurred in sending proxies and proxy solicitation materials to our stockholders. Proxies may also be solicited in person, by telephone, or by facsimile by our directors, officers and employees without additional compensation. We have retained Georgeson, Inc., a proxy solicitation firm, to perform various solicitation services. We will pay Georgeson, Inc. a fee of $6,500 plus phone and other related expenses, in connection with their solicitation services.
19.    Where can I find the voting results of the Annual Meeting?
We will announce preliminary voting results at the Annual Meeting and will publish final results in a Current Report on Form 8-K that we expect to file with the SEC within four business days of the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K with the SEC within four business days after the Annual Meeting, we intend to file a Form 8-K to disclose preliminary voting results and, within four business days after the final results are known, we will file an additional Form 8-K with the SEC to disclose the final voting results.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING
PROPOSAL NO. 1:
ELECTION OF DIRECTORS
General
Our Amended and Restated Bylaws, as amended, provide that the number of directors shall be set by our Board, but in any case shall not be less than five and not more than nine. The Board has set the number of directors at six. The Board is divided into three classes, with each class being as nearly equal in number of directors as possible. The term of a class expires, and their successors are elected for a term of three years, at each annual meeting of our stockholders.
The Board, on the recommendation of the Nominating and Governance Committee, has nominated Edward W. Frykman and William S. Anderson for election at the Annual Meeting to serve as Class II directors for a term of office expiring at our 2017 Annual Meeting of Stockholders. The nominees have agreed to serve if elected, and management has no reason to believe that the nominees will be unavailable for service. If any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for such other nominees as may be designated by the present Board.
Majority Vote Standard
Our Bylaws require that each director be elected by the affirmative vote of a majority of the votes cast with respect to such director in uncontested elections such as this one (the number of shares cast “for” a nominee’s election exceeds the number of votes cast “against” that nominee). In a contested election, the standard for election of directors would be the affirmative vote of a plurality of the votes cast. A contested election is one in which the Board has determined that the number of nominees exceeds the number of directors to be elected at the meeting.
In accordance with our Bylaws, a nominee who does not receive the affirmative vote of a majority of the votes cast shall tender a written offer to resign to the Board within five business days of the certification of the stockholder vote. The Nominating and Governance Committee shall promptly consider the resignation offer and recommend to the full Board whether to accept the resignation. The Board will act on the Nominating and Governance Committee’s recommendation within 90 calendar days following certification of the stockholder vote. Thereafter, the Board will promptly disclose its decision whether to accept the director’s resignation offer and the reasons for rejecting the resignation offer, if applicable, in a current report on Form 8-K to be filed with the SEC within four business days of the Board’s determination. Any director who tenders his or her resignation pursuant to this provision shall not participate in the Nominating and Governance Committee recommendation or Board action regarding whether to accept the resignation offer.
Required Vote
If a quorum is present and voting, each nominee for Class II director for whom the number of shares cast “for” such nominee’s election exceeds the number of votes cast “against” that nominee will be elected to the Board. Shares withheld or not voted will not be counted as votes cast, although they will be counted for purposes of determining whether there was a quorum. Broker non-votes will not be taken into account in determining the election of directors.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE TWO CLASS II NOMINEES NAMED HEREIN.

The following table sets forth information as to the persons who serve as our directors.

Name	Age	Director Since	Positions with the Company
Matthew Vella	42	2013	Chief Executive Officer, President and Director
Robert L. Harris, II	55	2000	Executive Chairman
William S. Anderson*^	55	2007	Director
Fred A. deBoom*+^	78	1995	Director
Edward W. Frykman*+^	77	1996	Director
G. Louis Graziadio, III+^	64	2002	Director
____________________
* Member of the Audit Committee
+ Member of the Compensation Committee
^ Member of the Nominating and Governance Committee

Biographical information regarding the nominees for election as a director and each other person whose term of office as a director will continue after the Annual Meeting is set forth below.
Information Regarding the Nominees (Class II)
Edward W. Frykman has served as a director since April 1996. Mr. Frykman served as an Account Executive with Crowell, Weedon & Co. from 1992 to 2008 when he retired. Before joining Crowell, Weedon & Co., Mr. Frykman served as Senior Vice President of L.H. Friend & Co. Both Crowell, Weedon & Co. and L.H. Friend & Co. are investment brokerage firms located in Southern California. In addition, Mr. Frykman was a Senior Account Executive with Shearson Lehman Hutton, where he served as the manager of the Los Angeles Regional Retail Office of E. F. Hutton & Co. Mr. Frykman serves as a director, as chairman of the audit committee and as a member of the compensation committee of Arrowhead Research Corporation, a publicly traded development stage nanotechnology holding company. Mr. Frykman holds a B.S.B.A. degree from the University of Florida. We believe Mr. Frykman’s qualifications to serve on the Board include his 18-year tenure as a member of the Board, his deep understanding of our business and the industry in which we operate, and his extensive experience in the fields of finance and public company oversight.
William S. Anderson has served as a director since August 2007.  Mr. Anderson currently serves as Founder and Chief Executive Officer of First Beverage Group, a privately held company founded by Mr. Anderson in 2005 which provides financial services to the beverage industry.  Prior to founding First Beverage Group, Mr. Anderson served as Executive Vice-President of Topa Equities, Ltd., a diversified holding company and beer distributor group, from 1991 to 2004.  Prior to joining Topa, Mr. Anderson was an attorney with O’Melveny & Myers in Los Angeles.  Mr. Anderson has served on the board of directors of Topa Equities, Ltd. since 2008, on the board of directors of Purity Organic, LLC, an organic fruit juice company, since 2011, on the board of directors of Bottlenotes, Inc., an online media platform for the wine and craft beer industries, since 2012, and on the board of directors of Health-Ade Kombucha, since 2013.  Mr. Anderson received a B.A. degree from Bowdoin College in Brunswick, Maine and a J.D. degree from the University of California, Los Angeles School of Law.  We believe Mr. Anderson’s qualifications to serve on the Board include his legal training and experience and extensive business experience having held senior management positions at several different companies.
Directors with Terms Expiring in 2016 (Class I)
    Robert L. Harris, II has served as a director since April 2000 and as our President from July 2000 to January 2013. On January 12, 2013, Mr. Harris was appointed Executive Chairman. Mr. Harris previously served as President and a director of Entertainment Properties Trust, a publicly traded entertainment, recreation and specialty real estate company which Mr. Harris founded, from 1997 to July 2000. Mr. Harris led the International Division and served as Senior Vice President of AMC Entertainment, Inc., a publicly traded theatrical exhibition company, from 1993 to 1997, and served as President of Carlton Browne and Company, Inc., a holding company and trust with assets in real estate, insurance and financial services, from 1984 to 1992. Mr. Harris served on the board of True Religion Apparel, Inc., a publicly traded clothing company, from 2005 until its sale in July 2013. We believe that Mr. Harris’s qualifications to serve on the Board include his long tenure as our President and as a member of the Board, during which time he has gained a unique and extensive understanding of our company, our business and our long term strategy, and his extensive business experience having held several senior management positions at both publicly traded and privately held companies.

Fred A. deBoom has served as a director since February 1995. Mr. deBoom has been a principal in Sonfad Associates, an Orange County-based firm which is involved in mergers and acquisitions, private debt and equity placements, strategic and financial business planning, bank debt refinance and asset based financing, since 1995. Previously, Mr. deBoom served for five years as a Vice President of Tokai Bank, for eight years as a Vice President of Union Bank, and for twenty-two years as a Vice President of First Interstate Bank. Mr. deBoom received a B.A. degree from Michigan State University and an M.B.A. degree from the University of Southern California. We believe that Mr. deBoom’s qualifications to serve on the Board include his 19-year tenure as a member of our Board and extensive experience in the fields of finance and business transactions.
Directors with Terms Expiring in 2015 (Class III)
Matthew Vella has been a director since August 1, 2013. Mr. Vella was appointed President of Acacia Research Corporation in September 2012 and was appointed Chief Executive Officer and President in August 2013. Mr. Vella joined Acacia in November 2006 as Vice President. He was appointed Senior Vice President in October 2007 and appointed Executive Vice President in October 2011. Formerly, Mr. Vella was Senior Intellectual Property Counsel for ATI Research, Inc. Prior to joining ATI Research, Inc., Mr. Vella was Lead Patent License Counsel for Nortel Networks, Inc. and Counsel for Nortel Networks Corporation. Mr. Vella holds a B.S. degree in Electrical Engineering from Carleton University and a J.D. degree from the University of Toronto Law School. We believe that Mr. Vella’s qualifications to serve on the Board include his extensive experience in the patent licensing and enforcement industry and his tenure at our company, including his service as a Senior and Executive Vice President since November 2006, as President since 2012 and as Chief Executive Officer and President since August 2013, during which time he has gained a unique and extensive understanding of our company, our business, our long term strategy and the industry in which we operate.
G. Louis Graziadio, III has been a director since February 2002.  Mr. Graziadio is President and Chief Executive Officer of Second Southern Corp., the managing partner of Ginarra Partners, L.L.C., a closely-held California company involved in a wide range of investments and business ventures.  Mr. Graziadio is also Chairman of the Board and Chief Executive Officer of Boss Holdings, Inc., a distributor of work and hunting gloves, rainwear, rain boots, industrial apparel, pet products, specialty merchandise, and wireless accessories for electronic and mobile devices.  From 1984 to 2000, Mr. Graziadio served as a director of Imperial Bancorp, the parent company of Imperial Bank, a Los Angeles based commercial bank acquired by Comerica Bank in January 2001.  Mr. Graziadio, and companies with which he is affiliated, are significant shareholders in numerous private and public companies in a number of different industries.  Since 1978, Mr. Graziadio has been active in restructurings of both private and public companies, as well as corporate spin-offs and IPOs.  Mr. Graziadio previously served as a director of True Religion Apparel, Inc., a publicly traded clothing company until its sale in July 2013. Mr. Graziadio is also a member of the Board of Directors of World Point Terminals, LP, which owns, operates, develops, and acquires terminal assets relating to the storage of light refined products and crude oil. We believe that Mr. Graziadio’s qualifications to serve on the Board include his extensive business experience having held senior management positions at several different companies and his experience in serving on the boards of directors of public companies.
Director Independence
Our common stock is listed on The Nasdaq Global Select Market and, therefore, we are subject to the listing requirements of that market. Our board of directors has determined that Messrs. Anderson, deBoom, Frykman and Graziadio are “independent” as defined in the Listing Rules of The Nasdaq Stock Market. Mr. Vella was not deemed to be independent as he currently serves as our Chief Executive Officer and Mr. Harris was not deemed to be independent as he currently serves as our Executive Chairman.
Board Leadership Structure
Our Amended and Restated Bylaws provide our Board with flexibility to combine or separate the positions of Chairman and Chief Executive Officer in accordance with its determination that utilizing one or the other structure is in the best interests of our company. Currently, the positions of Chairman and Chief Executive Officer are separate, with Mr. Vella serving as Chief Executive Officer and Mr. Harris serving as Executive Chairman. Our Board does not currently have a lead independent director. Our Board has determined that this structure is the most effective leadership structure for our company at this time. The Board believes that Mr. Harris is the director best situated to identify strategic opportunities for our company and focus the activities of the Board due to his full-time commitment to the business and long tenure with our company. Our Board has determined that maintaining the independence of a majority of our directors helps maintain the Board’s independent oversight of management. In addition, our Audit, Compensation and Nominating and Governance Committees, which oversee critical matters such as our accounting principles, financial reporting practices and system of disclosure controls and internal controls over financial reporting, our executive compensation program and the selection and evaluation of our directors and director nominees, each consist entirely of independent directors.

Risk Oversight
The Board is actively involved in the oversight of risks, including credit risk, liquidity risk and operational risk that could affect our business. The Board does not have a standing risk management committee, but administers this oversight function directly through the Board as a whole, as well as through committees of the Board. For example, the Audit Committee assists the Board in its risk oversight function by reviewing and discussing with management our accounting principles, financial reporting practices and system of disclosure controls and internal controls over financial reporting. The Nominating and Governance Committee assists the Board in its risk oversight function by periodically reviewing and discussing with management important corporate governance principles and practices and by considering risks related to our director nominee evaluation process. The Compensation Committee assists the Board in its risk oversight function by considering risks relating to the design of our executive compensation programs and arrangements. The full Board considers strategic risks and opportunities and receives reports from the committees regarding risk oversight in their areas of responsibility as necessary. We believe our Board leadership structure facilitates the division of risk management oversight responsibilities among the Board committees and enhances the Board’s efficiency in fulfilling its oversight function with respect to different areas of our business risks and our risk mitigation practices.
Board Meetings and Committees
The Board held a total of ten meetings and committees of the Board held a total of thirteen meetings during the fiscal year ended December 31, 2013. During that period, no incumbent director attended fewer than 75% of the sum of the total number of meetings of the Board and the total number of meetings of all committees of the Board on which that director served. The Board has an Audit Committee, a Compensation Committee, a Nominating and Governance Committee and a Disclosure Committee. The Board has adopted charters for each of these committees, each of which may be viewed on our website at www.acaciaresearch.com.
Audit Committee. The Audit Committee currently consists of Messrs. deBoom, Frykman and Anderson, each of whom is independent under the listing standards of the Nasdaq Stock Market. The Audit Committee is responsible for retaining, evaluating and, if appropriate, recommending the termination of our independent registered public accounting firm and is primarily responsible for approving the services performed by our independent registered public accounting firm and for reviewing and evaluating our accounting principles, financial reporting practices and system of internal accounting controls. The Audit Committee held four meetings during the fiscal year ended December 31, 2013. The Audit Committee is also responsible for maintaining communication between the Board and our independent registered public accounting firm.
The Board has determined that Mr. deBoom is an “audit committee financial expert” as defined by Item 407(d)(5)(ii) of Regulation S-K.
Compensation Committee. The Compensation Committee currently consists of Messrs. deBoom, Frykman and Graziadio, each of whom is independent under the listing standards of the Nasdaq Stock Market. The Compensation Committee held eight meetings during the fiscal year ended December 31, 2013.
Our executive compensation program is administered by the Compensation Committee. The Compensation Committee is responsible for approving the compensation package of each executive officer and recommending it to the Board as well as administering the Company’s Stock Incentive Plan. In making decisions regarding executive compensation, the Compensation Committee considers the input of our management and other directors. In addition, the Compensation Committee establishes compensation programs that do not encourage excessive risk taking and we have determined that it is not reasonably likely that our compensation and benefit plans and policies would have a material adverse effect on our company.
For more information on the responsibilities and activities of the Compensation Committee, including the committee’s processes for determining executive compensation, see “Compensation Discussion and Analysis” beginning on page 18 of this Proxy Statement.
Nominating and Governance Committee. The Nominating and Governance Committee currently consists of Messrs. Anderson, deBoom, Frykman and Graziadio, each of whom is independent under the listing standards of the Nasdaq Stock Market. The Nominating and Governance Committee held one meeting during the fiscal year ended December 31, 2013. The Nominating and Governance Committee recommended director nominees to the Board for election at the Annual Meeting. The charter for the Nominating and Governance Committee provides that, among its specific responsibilities, the Committee shall:

•	Establish criteria and qualifications for Board membership, including standards for assessing independence;

•
Identify and consider candidates, including those recommended by stockholders and others, to fill positions on the Board, and assess the contributions and independence of incumbent directors in determining whether to recommend them for reelection to the Board;

•	Recommend to the Board candidates for election or reelection at each annual meeting of stockholders;

•
Annually review our corporate governance processes, and our governance principles, including such issues as the Board’s organization, membership terms, and the structure and frequency of Board meetings, and recommend appropriate changes to the Board;

•
Administer our corporate Codes of Conduct and annually review and assess the adequacy of the corporate Codes of Conduct and recommend any proposed changes to the Board. Specifically, the Nominating and Governance Committee shall discuss with management its compliance with the corporate Codes of Conduct, including any insider and affiliated party transactions, and our procedures to monitor compliance with the corporate Codes of Conduct;

•
Review periodically with our Chief Executive Officer and the Board, the succession plans relating to positions held by senior executives, and make recommendations to the Board regarding the selections of individuals to fill these positions;

•	Oversee the continuing education of existing directors and the orientation of new directors;

•
Monitor the functions of the Board and its committees, as set forth in their respective charters, and coordinate and oversee annual evaluations of the Board’s performance and procedures, including an evaluation of individual directors, and of the Board’s committees; and

•	Assess annually the performance of the duties specified in the Nominating and Governance Committee Charter by the Nominating and Governance Committee and its individual members.

Director Qualification Standards
There are no specific minimum qualifications that the Nominating and Governance Committee requires to be met by a director nominee recommended for a position on the Board, nor are there any specific qualities or skills that are necessary for one or more members of our Board to possess, other than as are necessary to meet the requirements of the rules and regulations applicable to us. The Nominating and Governance Committee considers a potential candidate’s experience, areas of expertise, and other factors relative to the overall composition of the Board, including the following characteristics:

•	the highest ethical standards and integrity;

•	a willingness to act on and be accountable for Board decisions;

•	an ability to provide wise, informed, and thoughtful counsel to top management on a range of issues;

•	a history of achievement that reflects high standards for the director candidate and others;

•	loyalty and commitment to driving our success;

•	the independence requirements imposed by the Securities and Exchange Commission, or the SEC, and the Nasdaq Stock Market; and

•	a background that provides a portfolio of experience, qualifications, attributes, skills and knowledge commensurate with our needs.

We do not have a written policy with respect to diversity of members of the Board. However, in considering nominees for service on the Board, the Nominating and Governance Committee takes into consideration, in addition to the criteria summarized above, the diversity of professional experience, viewpoints and skills of members of the Board. Examples of this include management experience, financial expertise and educational background. The Nominating and Governance Committee and the Board believe that a diverse board leads to improved performance by encouraging new ideas, expanding the knowledge base available to management and other directors and fostering a culture that promotes innovation and vigorous deliberation.
The Nominating and Governance Committee has the following policy with regard to the consideration of any director candidates recommended by security holders:

•
    A stockholder wishing to nominate a candidate for election to the Board at the next annual meeting is required to give written notice addressed to the Secretary, Acacia Research Corporation, 500 Newport Center Drive, 7th Floor, Newport Beach, CA 92660, of his or her intention to make such a nomination. The notice of nomination must have been received by the Secretary at the address below no later than the close of business on February 16, 2015, in accordance with our Amended and Restated Bylaws, in order to be considered for nomination at the next annual meeting.

•
    The notice of nomination must include information regarding the recommended candidate relevant to a determination of whether the recommended candidate would be barred from being considered independent under the Nasdaq Stock Market’s Listing Qualifications or, alternatively, a statement that the recommended candidate would not be so barred. A nomination which does not comply with the above requirements will not be considered.

The Nominating and Governance Committee considers director candidates that are suggested by members of the Nominating and Governance Committee and the full Board, as well as management and stockholders. The Nominating and Governance Committee may, in the future, also retain a third-party executive search firm to identify candidates on terms and conditions acceptable to the Nominating and Governance Committee, in its sole discretion. The process by the Nominating and Governance Committee for identifying and evaluating nominees for director, including nominees recommended by stockholders, involves (with or without the assistance of a retained search firm), compiling names of potentially eligible candidates, conducting background and reference checks, conducting interviews with the candidate and others (as schedules permit), meeting to consider and approve the final candidates and, as appropriate, preparing and presenting to the full Board an analysis with regard to particular recommended candidates. The Nominating and Governance Committee endeavors to identify director nominees who have the highest personal and professional integrity, have demonstrated exceptional ability and judgment, and, together with other director nominees and members, are expected to serve the long term interest of our stockholders and contribute to our overall corporate goals.
Disclosure Committee. The Disclosure Committee currently consists of Clayton J. Haynes, our Chief Financial Officer and Treasurer, Robert Stewart, Sr., our Senior Vice President of Investor Relations, and Edward J. Treska, our Senior Vice President, General Counsel and Corporate Secretary. The Disclosure Committee is primarily responsible for oversight of the accuracy and timeliness of the disclosures made by us. The Disclosure Committee held four meetings during the fiscal year ended December 31, 2013.
Codes of Conduct
We have adopted a corporate Code of Conduct and a Board of Directors Code of Conduct, both of which may be viewed on our website at www.acaciaresearch.com. The corporate Code of Conduct applies to all of our officers, directors and employees, including our principal executive officer, principal financial and accounting officer and controller, or persons performing similar functions. The Board of Directors Code of Conduct specifically applies to the Board. Any waiver of these Codes of Conduct for any of our executive officers or directors may be made only by the Board and must be promptly disclosed to stockholders in the manner required by applicable law.
Stockholder Communications with Directors
Stockholders wishing to communicate with the Board or with a particular member or committee of the Board should address communications to the Board, the particular member or committee of the Board, c/o Acacia Research Corporation, Attention: Secretary, 500 Newport Center Drive, 7th Floor, Newport Beach, California 92660. All communications addressed to the Board or a particular member or committee of the Board will be relayed to that addressee. From time to time, the Board may change the process through which stockholders communicate with the Board or its members or committees. Please refer to our website at www.acaciaresearch.com for changes in this process. The Board, the particular director or committee of the Board to which a communication is addressed will, if it deems appropriate, promptly refer the matter either to management or to the full Board depending on the nature of the communication.

Board Member Attendance at Annual Stockholder Meetings
Although we do not have a formal policy regarding director attendance at annual stockholder meetings, directors are expected to attend these meetings absent extenuating circumstances. Each of our current directors attended last year’s annual meeting of stockholders, either in person or by telephone.
Director Compensation
Directors who are also our employees receive no separate compensation from us for their service as members of the Board. Each non-employee director receives an annual grant of restricted stock units that entitles the non-employee director to receive, upon vesting as described below, a number of shares determined by dividing the equity grant amount described below by the closing price of our common stock on the grant date. In addition, each new non-employee director receives a one-time grant of restricted stock units upon becoming a director for the number of shares determined by dividing the equity grant amount described below by the closing price of our common stock on the grant date. All restricted stock units vest in a series of twelve quarterly installments over the three year period following the grant date, subject to immediate acceleration upon a change in control.
Generally, our non-employee directors receive compensation in the amount of $6,667 per month and an annual equity award equal to $120,000 of restricted stock units for their service as members of the Board. In 2013, there were no equity awards granted to our non-employee directors. Our non-employee directors each received an equity award equal to $120,000 of restricted stock units on the first business day of the 2012 calendar year, and on December 11, 2012, each non-employee director received an additional grant of 5,000 restricted stock units. The chairman of the Audit Committee receives additional compensation in the amount of $1,110 per month for his services. The monthly retainer described above is subject to a pro rata deduction if a director fails to attend at least 75% of our Board and committee meetings (combined), and all directors attended at least 75% of such meetings during fiscal 2013. Directors are also reimbursed for expenses incurred in connection with attendance at meetings of the Board and committees of the Board and in connection with the performance of Board duties

2013 DIRECTOR COMPENSATION TABLE

The following table provides compensation information for fiscal year 2013 for our non-employee directors who served during 2013.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compen-sation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

William S. Anderson	$80,004	—	—	—	—	—	$80,004
Fred A. deBoom	$93,336	—	—	—	—	—	$93,336
Edward W. Frykman	$80,004	—	—	—	—	—	$80,004
G. Louis Graziadio, III	$80,004	—	—	—	—	—	$80,004

PROPOSAL NO. 2:
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Grant Thornton LLP, our independent registered public accounting firm for the fiscal year ended December 31, 2013, was recommended by the Audit Committee, and approved by the Board, to act in such capacity for the fiscal year ending December 31, 2014, subject to ratification by the stockholders.
If our stockholders do not ratify the selection of Grant Thornton LLP, or if such firm should decline to act or otherwise become incapable of acting, or if our engagement of Grant Thornton LLP should be discontinued, the Board, on the recommendation of the Audit Committee, will appoint a substitute independent registered public accounting firm. A representative of Grant Thornton LLP is expected to be present at the Annual Meeting, will be given the opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.
Required Vote
The affirmative vote of the holders of a majority of the outstanding shares of our common stock present in person or by proxy and entitled to vote at the Annual Meeting is required to ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014. Because the ratification of the independent registered public accounting firm is a discretionary matter, broker non-votes will likely not result for this proposal. Abstentions will be the equivalent of a vote against this proposal.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNITNG FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2014.
Audit and Related Fees
Grant Thornton LLP served as our independent registered public accounting firm for the years ended December 31, 2013 and 2012. Fees billed in connection with services rendered by Grant Thornton LLP were as set forth below (on a consolidated basis including Acacia Research Corporation and its subsidiaries).
Audit Fees -Total fees billed by Grant Thornton LLP for audit services relating to the fiscal years ended 2013 and 2012 were $614,000 and $666,000, respectively.
Audit-Related Fees -Total fees billed by Grant Thornton LLP for audit related services relating to the fiscal years ended 2013 and 2012 were $0 and $93,000, respectively. The 2012 fees were for services rendered for accounting consultations in connection with a proposed acquisition transaction.
Tax Fees - Tax fees billed by Grant Thornton LLP for tax services relating to the fiscal years ended 2013 and 2012 were $402,000 and $716,000, respectively. These fees are for professional services rendered for tax compliance and tax consulting.
All Other Fees - Total fees billed by Grant Thornton LLP for other services relating to the fiscal years ended 2013 and 2012 were $0.
Audit Committee Pre-Approval Policy
The Audit Committee has established policies and procedures regarding pre-approval of all services provided by the independent registered public accounting firm. At the beginning of the fiscal year, the Audit Committee pre-approves the engagement of the independent registered public accounting firm to provide audit services based on fee estimates. The Audit Committee also pre-approves proposed audit-related services, tax services and other permissible services, based on specified project and service details, fee estimates, and aggregate fee limits for each service category. The Audit Committee receives information on the status of services provided or to be provided by the independent registered public accounting firm and the related fees. All of the services in 2013 and 2012 were pre-approved.

AUDIT COMMITTEE REPORT
The following is the report of the Audit Committee with respect to our audited financial statements for 2013, which include our consolidated balance sheets as of December 31, 2013 and 2012, and the related consolidated statements of income, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2013, and the notes thereto.
Composition. The Audit Committee of the Board is comprised of three directors and operates under a written charter adopted by the Board. The charter was amended by the Board in December 2012. The members of the Audit Committee are Fred A. deBoom, William S. Anderson and Edward W. Frykman. The Board determined that each member of the Audit Committee meets the independence requirements of the Nasdaq Stock Market and of Section 10A of the Exchange Act, that each member is able to read and understand financial statements, and that Mr. deBoom qualifies as an “audit committee financial expert” as defined by Item 407(d)(5)(ii) of Regulation S-K.
Responsibilities. The responsibilities of the Audit Committee include recommending to the Board an accounting firm to be engaged as our independent registered public accounting firm. Management has primary responsibility for preparing the financial statements and designing and assessing the effectiveness of internal control over financial reporting. Grant Thornton LLP, our independent registered public accounting firm, is responsible for performing an independent audit of our consolidated financial statements and internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) and for issuing reports thereon. The Audit Committee’s responsibility is to oversee these processes.
Review with Management and Grant Thornton. The Audit Committee has reviewed our consolidated audited financial statements and held discussions with management and Grant Thornton LLP. Management represented to the Audit Committee that our consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee discussed with Grant Thornton LLP matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees).
Grant Thornton LLP also provided to the Audit Committee the written disclosures and the letter required by the Public Company Accounting Oversight Board for independent auditor communications with audit committees concerning independence.
Conclusion. Based upon the Audit Committee’s discussions with management and Grant Thornton LLP, the Audit Committee’s review of the representations of management and the report of Grant Thornton LLP to the Audit Committee, the Audit Committee recommended that the Board include the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2013, as filed with the SEC.
This report is submitted by the Audit Committee of the Board.

Fred A. deBoom
William S. Anderson
Edward W. Frykman

PROPOSAL NO. 3:
ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
Background
The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2012, or the Dodd-Frank Act, enables our stockholders to vote to approve, on an advisory (nonbinding) basis, the compensation of our named executive officers as described in this Proxy Statement in accordance with the compensation disclosure rules of the SEC. The Dodd-Frank Act also enables our stockholders to indicate how frequently we should seek an advisory vote on the compensation of our named executive officers. Our stockholders previously voted to hold an advisory (nonbinding) vote to approve the compensation of our named executive officers every year.
Summary
We are asking our stockholders to provide advisory approval of the compensation of our named executive officers, as such compensation is described in the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure set forth in this Proxy Statement, beginning on page 18. In addition to the information set forth below, we urge our stockholders to review the entire “Executive Compensation and Related Information” section of this Proxy Statement for more information regarding the compensation of our named executive officers.
Our executive compensation programs are designed to attract, motivate and retain our named executive officers, who are critical to our success. Under these programs, our named executive officers are rewarded for the achievement of long-term and strategic goals and the realization of increased stockholder value.
Our Compensation Committee continually reviews the compensation programs for our named executive officers to ensure that the compensation programs achieve the desired goals of aligning our executive compensation structure with our stockholders’ interests. We are asking our stockholders to indicate their support for our named executive officer compensation as described in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on the compensation of our named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and our compensation philosophy, policies and practices described in this Proxy Statement pursuant to the compensation disclosure rules of the SEC.
At our annual meeting of stockholders held in May 2013, a substantial majority of the votes cast on the say-on-pay proposal were voted in favor of the proposal. The Compensation Committee believes this affirms stockholders’ support of our approach to executive compensation.
Required Vote
We believe that the information provided above and in the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure set forth in this Proxy Statement demonstrates that our executive compensation program effectively ensures that the interests of our named executive officers are aligned with the interests of our stockholders and with our short- and long-term goals.
You have the opportunity to vote “for” or “against” or to “abstain” from voting on the following non-binding resolution relating to the compensation of our named executive officers:
“Resolved, that the stockholders approve, on an advisory basis, the compensation of the named executive officers of Acacia Research Corporation as disclosed in Acacia Research Corporation’s Definitive Proxy Statement for the 2014 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table, and the other related tables and disclosure.”
The say-on-pay vote is advisory, and therefore not binding on us, our Compensation Committee or our Board. However, we value the opinions of our stockholders on executive compensation matters and to the extent there is a significant vote against the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table, and the other related tables and disclosure set forth in this Proxy Statement, we will consider our stockholders’ concerns and will evaluate whether any actions are necessary to address those concerns.

The affirmative vote of the holders of a majority of the outstanding shares of our common stock present in person or by proxy and entitled to vote at the Annual Meeting is required to approve the compensation of our named executive officers. Broker non-votes will have no effect on this proposal. Abstentions will be the equivalent of a vote against this proposal.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THE COMPENSATION DISCUSSION AND ANALYSIS, COMPENSATION TABLES AND NARRATIVE DISCUSSION SET FORTH IN THIS PROXY STATEMENT.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth certain information known to us with respect to the beneficial ownership of our common stock as of March 21, 2014, by (i) all persons known to us to beneficially own five percent (5%) or more of our common stock, (ii) each of our directors, (iii) each of our named executive officers as identified in the “Summary Compensation Table” of the “Executive Compensation and Related Information” section of this Proxy Statement, and (iv) all directors and executive officers as a group.

Beneficial Owner	Amount and Nature of Beneficial Ownership of Common Stock	Percent of Class(1)
Directors and Named Executive Officers(2):
Robert L. Harris, II	298,431	*
Matthew Vella	235,392	*
Clayton J. Haynes	109,670	*
Edward J. Treska	64,574	*
William S. Anderson(3)	40,193	*
Fred A. deBoom(4)	78,923	*
Edward W. Frykman (5)	66,113	*
G. Louis Graziadio, III(6)	63,585	*
All Directors and Executive Officers as a Group (eight persons)(7)	956,881	1.91%
____________________
* Less than one percent

(1)
The percentage of shares beneficially owned is based on 50,041,123 shares of our common stock outstanding as of March 21, 2014. Beneficial ownership is determined under the rules and regulations of the SEC. Shares of common stock subject to options that are currently exercisable, or exercisable within 60 days after March 21, 2014, are deemed to be outstanding and beneficially owned by the person holding such options for the purpose of computing the number of shares beneficially owned and the percentage ownership of such person, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. Except as indicated in the footnotes to this table, and subject to applicable community property laws, we believe that such persons have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them.

(2)	The address for each of our directors and executive officers is our principal office located at Acacia Research Corporation, 500 Newport Center Drive, Newport Beach, California 92660.

(3)	Includes 12,364 restricted stock units issued to independent directors.

(4)
Includes 15,000 shares of common stock issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days of March 21, 2014 and 12,364 restricted stock units issued to independent directors.

(5)	Includes 12,364 restricted stock units issued to independent directors.

(6)
Includes 15,000 shares of common stock issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days of March 21, 2014 and 12,364 restricted stock units issued to independent directors.

(7)
Includes 30,000 shares of common stock issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days of March 21, 2014 and 49,456 restricted stock units issued to independent directors.

	Amount and Nature of Beneficial Ownership of Common Stock					Percent of Class(1)
Beneficial Owner	Sole Voting Power	Shared Voting Power	Sole Dispositive Power	Shared Dispositive Power	Total
5% Stockholders:
FMR LLC (2)	251,429		7,489,012	—	7,489,012	14.97%
Royce & Associates LLC (3)	6,440,583		6,440,583	—	6,440,583	12.87%
BlackRock Inc. (4)	2,712,287		2,876,104	—	2,876,104	5.75%
DePrince, Race & Zollo, Inc. (5)	2,366,530		2,875,870	—	2,875,870	5.75%
The Vanguard Group (6)	76,788		2,674,090	74,488	2,748,578	5.49%
ING Groep N.V. (7)	—	2,711,663	—	2,711,663	2,711,663	5.42%
____________________

(1)
The percentage of shares beneficially owned is based on 50,041,123 shares of our common stock outstanding as of March 21, 2014. Beneficial ownership is determined under rules and regulations of the SEC.

(2)
The information reported is based solely on a Schedule 13G/A filed with the SEC by FMR LLC on January 10, 2014. According to the Schedule 13G/A, the address for FMR LLC is 245 Summer Street, Boston, Massachusetts 02210.

(3)
The information reported is based solely on a Schedule 13G/A filed with the SEC by Royce & Associates LLC on January 6, 2014. According to the Schedule 13G/A, the address for Royce & Associates LLC is 745 Fifth Avenue, New York, New York 10151.

(4)
The information reported is based solely on a Schedule 13G/A filed with the SEC by BlackRock, Inc. on January 28, 2014. According to the Schedule 13G/A, the address for BlackRock Inc. is 40 East 52nd Street, New York, New York 10022.

(5)
The information reported is based solely on a Schedule 13G filed jointly with the SEC by DePrince, Race & Zollo, Inc. on February 13, 2014. According to the Schedule 13G, the address for DePrince, Race & Zollo, Inc. is 250 Park Avenue South, Suite 250, Winter Park, Florida 32789.

(6)
The information reported is based solely on a Schedule 13G/A filed with the SEC by The Vanguard Group on February 20, 2013. According the Schedule 13G/A, the address for the Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(7)
The information reported is based solely on a Schedule 13G/A filed with the SEC by ING Groep N.V. on February 14, 2013. According to the Schedule 13G/A, the address for ING Groep N.V. is Bijlmerplein 888, 1102 MG, Amsterdam-Zuidoost, Postbus 1800, 1000 BV Amsterdam, The Netherlands.

EXECUTIVE COMPENSATION AND RELATED INFORMATION
Compensation Discussion and Analysis
This section discusses the principles underlying our executive compensation policies and decisions and the most important factors relevant to an analysis of these policies and decisions. It provides qualitative information regarding the manner and context in which compensation is awarded to, and earned by, our principal executive officer, our principal financial officer, the three most highly compensated executive officers of our company other than our principal executive officer and principal financial officer, and any additional individuals for whom disclosure would have been provided but for the fact that the individual was not serving as an executive officer of our company at the end of the last completed fiscal year. We refer to these executive officers herein collectively as our named executive officers.
Current Compensation Philosophy and Objectives
Objectives of Compensation Program. The objective of the compensation program for our named executive officers is to motivate and reward fairly those individuals who perform over time at or above the levels that we expect and to attract, as needed, and retain individuals with the skills necessary to achieve our objectives. Our compensation program is also designed to reinforce a sense of ownership and to link compensation to our performance.
Compensation Elements. Our compensation program currently has four primary components:

•	base salary;

•	cash bonuses;

•	equity awards granted under our stock incentive plans; and

•	employee benefits and perquisites.

Determination of Our Compensation Program. For our business, we rely on qualified, highly skilled and talented employees who have experience in the legal, intellectual property licensing and enforcement, and other technology-related industries to execute our business model.  Thus, our compensation program is patterned in a manner similar to companies in these industries in order to attract and retain talented employees who may have other opportunities in these industry areas.
Determining the Elements of Our Compensation Program. ur compensation program consists of two general elements:

•	a fixed portion of compensation to retain and provide a base level of compensation to our named executive officers; and

•	a performance element to incentivize our named executive officers to achieve superior corporate performance.

The fixed portion of our compensation program consists of base salary and time-based equity awards under our stock incentive plans. The performance element of our compensation program consists of discretionary cash bonuses and the award of additional time-based equity awards under our stock incentive plans.
Determining the Amounts of Each Element of Our Compensation Program. In determining the total amount and mixture of the compensation for each of the named executive officers, the Compensation Committee subjectively considers the overall value to us of each named executive officer in light of numerous factors, including but not limited to the following:

•	our competitive position;

•	our financial performance;

•	individual performance, including past and expected contribution to our corporate goals; and

•	our long-term needs and operational goals, including attracting and retaining key management personnel.

The Compensation Committee and, where applicable, the Chief Executive Officer review the performance of each named executive officer annually, and in some cases quarterly, in light of the above factors and determine whether the named executive officer should receive any increase in base salary or receive a discretionary cash bonus or equity award based on such evaluation. Neither the Compensation Committee nor, where applicable, the Chief Executive Officer adhere to formulas or other quantitative measures with respect to compensation but rather rely on qualitative and subjective evaluations to determine the appropriate levels of compensation for our named executive officers. In addition, since we do not have a peer group of comparable public companies in our industry, we do not determine compensation based on surveys of other companies’ compensation programs.
Role of Compensation Committee and Chief Executive Officer. The Compensation Committee has the responsibility for reviewing, approving and determining the compensation of the named executive officers. Annually, the Compensation Committee evaluates the performance of our Chief Executive Officer and determines the Chief Executive Officer’s compensation in light of the goals and objectives of our compensation program. The Chief Executive Officer is not present during voting or deliberations on his compensation. The Chief Executive Officer assists the Compensation Committee in reaching compensation decisions with respect to the named executive officers other than the Chief Executive Officer. The other named executive officers do not play a role in their own compensation determination, other than discussing individual performance objectives with the Chief Executive Officer. If the Compensation Committee considers it appropriate, it may increase the other named executive officers’ base salary or provide for additional stock awards. The Compensation Committee did not engage a third-party compensation consultant to help determine or provide input regarding the determination of 2012 or 2013 compensation for the Chief Executive Officer or the other named executive officers.
Tax Deductibility of Compensation. Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, imposes a $1.0 million limit on the amount that a public company may deduct for compensation paid to its chief executive officer or any of the company’s four other most highly compensated executive officers who are employed as of the end of the year. This limitation does not apply to compensation that meets the requirements under Section 162(m) for “qualifying performance-based” compensation, which is compensation paid only if the individual’s performance meets pre-established objective goals based on performance criteria approved by the stockholders. Prior to 2010, the total compensation earned by our executive officers was always less than $1.0 million and, consequently, the limitations imposed by Section 162(m) were not a factor. Although, our Chief Executive Officer and our other named executive officers each earned total compensation in excess of $1.0 million in 2013, the Compensation Committee has determined not to modify the basic method of determining executive compensation. Generally, while we seek to maximize the deduction for compensation paid to our named executive officers, because we compensate our named executive officers in a manner designed to promote our varying corporate goals, the Compensation Committee has not adopted a policy requiring all compensation to be deductible. Consequently, we may not be able to deduct for federal income tax purposes certain compensation earned by our named executive officers in 2013 in excess of $1.0 million each.
Base Salary
We pay base salaries to reward the named executive officers for performing the core responsibilities of their positions and to provide them with a level of security with respect to a portion of their compensation. The base salaries of all of the named executive officers are approved by the Compensation Committee. The primary factors considered by the Compensation Committee in establishing or adjusting base salaries are:

•	individual and company performance;

•	experience, position criticality and overall responsibility of the named executive officer;

•	internal equity among positions; and

•	changes in the named executive officer’s duties and responsibilities.

In making salary decisions, the Compensation Committee exercises its discretion and judgment based on the above factors. No specific formula is applied to determine the weight of each of the above factors in determining base salary. Rather, the Compensation Committee uses qualitative and subjective evaluations of each named executive officer, taking into account, where appropriate, the above factors. During fiscal year 2013, as in the past several years, the Compensation Committee increased the base salaries of the named executive officers based on its evaluations of our named executive officers’ performance and our overall company performance. In light of such factors, in fiscal year 2013, the Compensation Committee increased the base salaries of Messrs. Ryan, Vella, Harris and Haynes by approximately 5%, and Mr. Treska by approximately

10%. In addition, in July 2013, the Compensation Committee approved an increase of the annual base salary payable to Mr. Vella to $551,250, effective August 1, 2013, the date of commencement of Mr. Vella’s service as our Chief Executive Officer.

At the end of fiscal year 2013, the base salaries of the named executive officers were:

Name of Executive	Position	Base Salary
Robert L. Harris, II	Executive Chairman	$551,250
Matthew Vella	Chief Executive Officer and President	$551,250
Clayton J. Haynes	Chief Financial Officer, Senior Vice President of Finance and Treasurer	$385,875
Edward J. Treska	Senior Vice President, General Counsel and Secretary	$379,707
Discretionary Cash Bonuses

The employment agreements with each of our named executive officers were structured to provide for discretionary cash bonuses based on personal performance, overall company performance and other factors the Compensation Committee and, if applicable, the Chief Executive Officer elect to consider. In February 2013, the Board of Directors, upon the recommendation of the Compensation Committee, approved changes to the cash bonus arrangements for our named executive officers such that the named executive officers are entitled to receive quarterly discretionary cash bonuses based upon an evaluation by the Compensation Committee and, if applicable, the Chief Executive Officer of the factors set forth above following each completed fiscal quarter. The amount of the cash bonus is based upon a percentage, determined by the Compensation Committee in its discretion, of each named executive officer’s base salary. As with base salary adjustments, neither the Compensation Committee nor, where applicable, the Chief Executive Officer adhere to formulas, benchmarking or other quantitative measures with respect to the determination of cash bonus amounts for our named executive officers, but rather base their determination on qualitative and subjective evaluations of our named executive officers’ performance during the completed quarter. Among the factors that the Compensation Committee and, where applicable, the Chief Executive Officer may consider in determining the amount, if any, of cash bonus compensation for each named executive officer are the number of our licensing programs that have produced revenue for us during the quarter, the number and complexity of patent portfolios acquired by us during the quarter, our twelve-month trailing revenue stream as of the end of such quarter, the scope of the responsibilities of each named executive officer, special projects assigned or accomplishments achieved during the quarter, management experience and employment history, and long-term potential to add value to our company and our stockholders. The Compensation Committee and the Chief Executive Officer may assign relative weights to the above listed factors depending upon the specific circumstances for the bonus period. However, they are not required to adhere to any formulas in making their determinations.
In each of April 2013 and July 2013, the Compensation Committee reviewed our overall corporate performance and the individual performance of Mr. Ryan for the first and second quarters of the 2013 fiscal year, respectively, to determine the amount, if any, of the discretionary cash bonus payable to Mr. Ryan for the applicable completed quarter. In making its subjective determination regarding the cash bonus compensation for Mr. Ryan for the first and second quarters of 2013, the Compensation Committee assessed our financial performance and the growth of the patent licensing and enforcement businesses conducted by our operating subsidiaries during those quarters. The Compensation Committee considered that our trailing twelve month revenues as of the end of the first quarter of 2013 had increased over the prior year period but noted that our trailing twelve month revenues were declining relative to 2012. The Compensation Committee considered that our trailing twelve-month revenues as of the end of the second quarter of 2013 had declined over the prior year period. However, the Compensation Committee noted our acquisition of 9 new and complex patent portfolios during the first quarter and 7 new and complex patent portfolios during the second quarter, our continued expansion of our licensing and enforcement businesses during those quarterly periods and the continued growth in potential partners for our programs during those quarterly periods. Following its evaluation, the Compensation Committee determined that Mr. Ryan should be awarded a cash bonus of $131,250 for the quarter ended March 31, 2013, representing 25% of his base salary, and a cash bonus of $26,250 for the quarter ended June 30, 2013, representing 5% of his base salary. Mr. Ryan resigned as Chief Executive Officer on July 31, 2013.
In each of October 2013 and February 2014, the Compensation Committee reviewed our overall corporate performance and the individual performance of Matthew Vella, who assumed the office of Chief Executive Officer following Mr. Ryan’s resignation, for the third and fourth quarters of the 2013 fiscal year, respectively, to determine the amount, if any, of the discretionary cash bonus payable to Mr. Vella for the applicable completed quarter. In making its subjective determination regarding the cash bonus compensation for Mr. Vella for the third and fourth quarters of 2013, the Compensation Committee assessed our financial performance and the growth of the patent licensing and enforcement businesses conducted by our operating subsidiaries during those quarters. The Compensation Committee considered that our trailing twelve month revenues as of the end of the third and fourth quarters of 2013 had declined relative to the prior year periods. However, the Compensation Committee noted our acquisition of 6 new and complex patent portfolios during the third quarter and 3 new and complex patent portfolios during the fourth quarter, our continued expansion of our licensing and enforcement businesses during those quarterly periods and the continued growth in potential partners for our programs during those quarterly periods. Following its evaluation, the Compensation Committee determined that Mr. Vella should be awarded a cash bonus of $20,672 for the quarter ended September 30, 2013, representing approximately 4% of his base salary, and no cash bonus paid for the quarter ended December 31, 2013.
In each of April 2013, July 2013, October 2013 and February 2014, our Chief Executive Officer, in concert with our Compensation Committee, reviewed our overall company performance and the individual performance of each of Messrs. Harris, Haynes and Treska for the applicable completed quarter to determine the amount, if any, of the discretionary cash bonus payable to such named executive officers for such quarter. Mr. Vella was also included in the reviews for April and July of 2013 prior to his becoming the Chief Executive Officer. In making their subjective determinations regarding the cash bonus compensation for such named executive officers for each completed quarter during the 2013 fiscal year, the Compensation Committee and our Chief Executive Officer assessed our financial performance and the growth of the patent licensing and enforcement businesses conducted by our operating subsidiaries during those quarters. The Compensation Committee and our Chief Executive Officer considered that our trailing twelve month revenues as of the end of the first quarter of 2013 had increased over the prior year period but noted that our trailing twelve month revenues were declining relative to 2012. In each subsequent quarter of 2013, the Compensation Committee considered that our trailing twelve-month revenues had declined over the applicable prior year period. However, the Compensation Committee noted our acquisition of 9 new patent portfolios during the first quarter, 7 new patent portfolios during the second quarter, 6 new patent portfolios during the third quarter and 3 new patent portfolios during the fourth quarter, our continued expansion of our licensing and enforcement businesses during those quarterly periods and the continued growth in potential partners for our programs during those quarterly periods. The Compensation Committee had the final authority to approve our Chief Executive Officer’s recommendations regarding the amount of the discretionary cash bonus, if any, payable to each of our other named executive officers. Following their evaluations, our Chief Executive Officer recommended to the Compensation Committee, and the Compensation Committee approved, the following cash bonuses for our other named executive officers for each quarter during the 2013 fiscal year:

	Fiscal Year 2013
	First Quarter		Second Quarter		Third Quarter		Fourth Quarter
Named Executive Officer	$	%(1)	$	%(1)	$	%(1)	$	%(1)
Robert L. Harris, II	$131,250	25%	$26,250	5%	$20,672	4%	$—	—%
Matthew Vella(1)	$111,562	25%	$22,312	5%	$20,672	4%	$—	—%
Clayton J. Haynes	$91,875	25%	$18,375	5%	$24,117	6%	$55,470	14%
Edward J. Treska	$73,031	21%	$69,636	20%	$43,975	12%	$44,585	12%
____________________
(1)    Reflects percentage of Named Executive Officer's base salary.

In addition to the above described bonuses, all of our employees, including each of our named executive officers other than Mr. Ryan, received a year-end bonus equal to one week’s salary. Thus, Messrs. Vella, Harris, Haynes and Treska each received an additional non-discretionary bonus of $10,600, $10,600, $7,421 and $7,302, respectively, at the end of fiscal year 2013.
Equity Compensation
We grant time-based equity awards to the named executive officers. These time-based equity awards vest over a one to three year period based on the award recipient’s continued service to us. The Compensation Committee believes that the grant of equity awards is essential to aligning the interests of our named executive officers with the interests of our stockholders in enhancing the value of our company. Additionally, the use of time-based vesting schedules in our equity awards helps us to retain our named executive officers.
Historically, we have awarded stock options and restricted stock awards to our named executive officers and other employees. However, we have placed increased emphasis on grants of restricted stock in lieu of stock option grants after consideration of the following factors:

•	the potential dilution of shares given the growth in the number of our employees;

•
the volatility of our common stock, which causes a high expense value for a stock option, which could then create a situation in which the cost to us of issuing an option could exceed the value ultimately delivered to our employees;

•
restricted stock awards have more retentive value in the event of a downturn in stock markets, and help align our executive officers’ goals with maximizing stockholder value so that our executive officers not only have an interest in increasing the value of our common stock, but also have an interest in avoiding price declines; and

•
the competitive marketplace is using restricted stock awards as at least a portion of the long-term incentive award and we want to ensure that our long-term incentive package remains competitive with the market.

Decisions regarding the size of equity awards for the Chief Executive Officer are made by the Compensation Committee, after careful consideration of the following factors:

•	our performance and the Chief Executive Officer’s individual performance; and

•	retention considerations.

Decisions regarding the size of equity awards for the other named executive officers are made by the Compensation Committee after careful consideration of the following factors:

•	recommendations of the Chief Executive Officer;

•	our performance and the individual performance of each other named executive officer;

•	retention considerations;

•	internal equity; and

•	executive potential.

As with its determination of the discretionary cash bonuses described above, the Compensation Committee assessed our financial performance and the growth of the patent licensing and enforcement businesses conducted by our operating subsidiaries during the 2013 fiscal year. The Compensation Committee considered that our trailing twelve month revenues for 2013 had declined relative to 2012 but noted our acquisition of 25 new and complex patent portfolios in 2013, our continued expansion of our licensing and enforcement businesses during the fiscal year and the continued growth in potential partners for our programs. In fiscal year 2013, we granted 40,000 restricted stock awards to Paul Ryan and 40,000 restricted stock awards to Matthew Vella and the other named executive officers received restricted stock awards ranging from 18,000 to 40,000.

Benefits and Perquisites

The named executive officers participate in the employee benefits that are available to all of our employees.
Severance and Change of Control Payments
The Board is determined to provide our named executive officers with severance and change of control arrangements in order to mitigate some of the risk that exists for the named executive officers. These arrangements are intended to attract and retain qualified executives who have alternatives that may appear to them to be less risky absent these arrangements, and mitigate a potential disincentive for the named executive officers to pursue and execute an acquisition of our company, particularly where the services of these named executive officers may not be required by a potential acquirer.
Paul Ryan resigned as our Chief Executive Officer and as a director, effective July 31, 2013. On July 29, 2013, the Compensation Committee approved a severance package for Mr. Ryan consisting of: (a) a lump sum severance payment of $826,875, representing 18 months of Mr. Ryan’s then annual base salary; (b) the acceleration of vesting of 80,001 shares of restricted stock held by Mr. Ryan and having a fair market value as of July 31, 2013 of $1,825,623; and (c) payment of Mr. Ryan’s COBRA benefits for 18 months. The severance package became effective upon the date of Mr. Ryan’s resignation.

Employment Agreements
We have entered into employment agreements with each of the named executive officers. The employment agreements with Messrs. Ryan, Harris and Haynes commenced on March 31, 2008, the employment agreement with Mr. Vella commenced in November 2006 (prior to his appointment as our President effective September 5, 2012) and the employment agreement with Mr. Treska commenced in April 2004.
All employment agreements with the named executive officers may be terminated by either party for any reason upon thirty-days advance notice. Upon termination without cause, the named executive officer will be eligible for payment pursuant to our then effective severance plan, if any. The current severance plan is described below under the heading “Potential Payments Upon Termination or Change in Control.” In addition, the named executive officer is eligible for an annual discretionary cash bonus equal to a percentage of his base salary, payable at the discretion of the Compensation Committee. The cash bonus is based upon personal performance, overall company performance and any other factors the Compensation Committee and, if applicable, the Chief Executive Officer elect to consider.
We do not have any agreement or arrangement with any named executive officer relating to a change in control of our company other than any provisions for the accelerated vesting of stock awards in their respective stock award agreements and the executive severance policy described below, which we refer to herein as the Executive Severance Policy. The agreements and arrangements are described in greater detail under the section “Potential Payments Upon Termination or Change in Control” below.
Potential Payments Upon Termination or Change in Control
Under our Executive Severance Policy, as amended, full-time employees with the title of Senior Vice President and higher, which we refer to herein as the Officers, are entitled to receive certain benefits upon termination of employment. If we terminate the employment of an Officer for other than cause or other than on account of death or disability, we will (i) promptly pay to the Officer a lump sum amount equal to the aggregate of (a) accrued obligations (i.e., the Officer’s annual base salary through the date of termination to the extent not theretofore paid and any compensation previously deferred by the Officer (together with any accrued interest or earnings thereon) and any accrued vacation pay, and reimbursable expenses, in each case to the extent not theretofore paid) and (b) three months of the Officer’s base salary for each full year that the Officer was employed by us, which we refer to herein as the Severance Period, up to a maximum of twelve months of the Officer’s base salary and (ii) provide to the Officer, COBRA coverage, paid by us, for the medical and dental benefits selected by the Officer in the year in which the termination occurs, for the duration of the Severance Period.
If we had terminated Messrs. Harris, Vella, Haynes or Treska without cause on December 31, 2013, each of them would have received a lump sum payment equal to 12 months of their respective base salaries, in addition to the accrued obligations and COBRA coverage described above. The respective base salaries would have been $551,250 for Mr. Harris, $551,250 for Mr. Vella, $385,875 for Mr. Haynes and $379,707 for Mr. Treska. There is no acceleration of the vesting of any outstanding equity awards upon termination of employment that would be triggered by any agreement or in accordance with the Executive Severance Policy. The named executive officers do not receive severance or other payments in any other circumstances, including death or disability.
Upon a “change in control” or “hostile takeover” (each as defined in our 2002 Acacia Technologies Stock Incentive Plan, 2007 Acacia Technologies Stock Incentive Plan and 2013 Acacia Research Corporation Stock Incentive Plan), all outstanding unvested equity awards will fully vest on the close of the “change in control” or “hostile takeover.” If the closing of a “change in control” had occurred as of December 31, 2013, the following equity awards would have vested with respect to each named executive officer:

	Stock Option Awards		Restricted Stock Awards
Name	Number of Shares	Value($)	Number of Shares	Value($)	Total Value($)
Robert L. Harris, II	—	—	80,001	$1,163,215	$1,163,215
Matthew Vella	—	—	106,667	$1,550,938	$1,550,938
Clayton J. Haynes	—	—	36,417	$529,503	$529,503
Edward J. Treska	—	—	36,417	$529,503	$529,503
The determination of the value of the restricted stock that vested on this hypothetical “change in control” is determined by multiplying the shares that vested against the closing sales price of our common stock on the last trading day prior to December 31, 2013. The fair market value of a share of our common stock is assumed to be $14.54 which was the closing price of the stock on December 31, 2013, the last trading day in 2013. We are not required to make any other payments in connection with a “change in control” of our company.
Compensation Committee Interlocks and Insider Participation
The Compensation Committee of the Board currently consists of Messrs. deBoom, Frykman and Graziadio. During fiscal year 2013, no member of our Compensation Committee was an officer or employee, or a former employee, of our company. During fiscal year 2013, none of our executive officers (i) served as a member of the compensation committee of another entity, one of whose executive officers served on our Compensation Committee, (ii) served as a director of another entity, one of whose executive officers served on our Compensation Committee, or (iii) served as a member of the compensation committee of another entity, one of whose executive officers served as a director of ours.

Compensation Committee Report
We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussion with management, we have recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.
Submitted by:    Fred A. deBoom
Edward W. Frykman
G. Louis Graziadio, III

Summary Compensation
The following table sets forth information concerning all cash and non-cash compensation earned for services rendered in all capacities to us during the last fiscal year for our named executive officers.
SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)	Option Awards ($)	Non- Equity Incentive Plan Compen-sation ($)	Non-qualified Deferred Comp-ensation Earnings ($)	All Other Comp- ensation ($) (19)	Total ($)

Paul R. Ryan	2013	362,250	157,500	(3)	986,400	—	—	—	849,334	2,355,484
Chief Executive Officer (2)	2012	514,519	1,035,096	(4)	2,949,600	—	—	—	—	4,499,215
	2011	494,373	544,615	(5)	3,346,500	—	—	—	—	4,385,488

Matthew Vella	2013	493,959	165,147	(9)	986,400	—	—	—	—	1,645,506
Chief Executive Officer (2)	2012	433,303	891,963	(10)	3,928,400	—	—	—	—	5,253,666
and President (18)	2011	333,846	707,768	(11)	2,811,300	—	—	—	—	3,852,914

Robert L. Harris, II	2013	540,346	188,773	(6)	986,400	—	—	—	—	1,715,519
Executive Chairman	2012	514,519	1,035,096	(7)	2,949,600	—	—	—	—	4,499,215
	2011	494,024	544,615	(8)	3,346,500	—	—	—	—	4,385,139

Clayton J. Haynes	2013	378,242	197,257	(12)	443,880	—	—	—	—	1,019,379
Chief Financial Officer, Sr.	2012	357,544	549,067	(13)	1,327,320	—	—	—	—	2,233,931
Vice President of Finance	2011	297,900	130,858	(14)	699,000	—	—	—	—	1,127,758
and Treasurer

Edward J. Treska	2013	364,041	238,528	(15)	443,880	—	—	—	—	1,046,449
Sr. Vice President, General	2012	338,297	297,603	(16)	1,327,320	—	—	—	—	1,963,220
Counsel and Secretary	2011	310,289	170,889	(17)	699,000	—	—	—	—	1,180,178
____________________

(1)
Stock awards consist only of restricted stock awards. Amounts shown do not reflect compensation actually received by the named executive officer. Instead, the amounts shown represent the aggregate grant date fair value related to restricted stock awards granted to the named executive officers during the years indicated, as determined pursuant to ASC Topic 718, “Compensation - Stock Compensation.” The method used to calculate the aggregate grant date fair value of restricted stock awards is set forth under Notes 2 and 11 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

(2)	Paul Ryan resigned as Chief Executive Officer and as a director, each effective July 31, 2013. Matthew Vella was appointed Chief Executive Officer and a director, each effective August 1, 2013.

(3)	Consists of a discretionary bonus of $157,500. Mr. Ryan’s annual compensation includes accrued vacation.

(4)	Consists of a $500,000 discretionary bonus earned in 2011 that was paid in 2012, a $525,000 discretionary bonus earned and paid in 2012 and a non-discretionary bonus of $10,096.

(5)	Consists of a discretionary bonus of $535,000 and a non-discretionary bonus of $9,615.

(6)	Consists of a discretionary bonus of $178,172 and a non-discretionary bonus of $10,600.

(7)	Consists of a $500,000 discretionary bonus earned in 2011 that was paid in 2012, a $525,000 discretionary bonus earned and paid in 2012 and a non-discretionary bonus of $10,096.

(8)	Consists of a discretionary bonus of $535,000 and a non-discretionary bonus of $9,615.

(9)	Consists of a discretionary bonus of $154,546 and a non-discretionary bonus of $10,600.

(10)	Consists of a bonus of $883,381, representing a percentage of the profits arising from business generated by Mr. Vella during such fiscal year, and a non-discretionary bonus of $8,582.

(11)	Consists of a bonus of $701,037, representing a percentage of the profits arising from business generated by Mr. Vella during such fiscal year, and a non-discretionary bonus of $6,731.

(12)	Consists of a discretionary bonus of $189,836 and a non-discretionary bonus of $7,421.

(13)	Consists of a $175,000 discretionary bonus earned in 2011 that was paid in 2012, a $367,000 discretionary bonus earned and paid in 2012 and a non-discretionary bonus of $7,067.

(14)	Consists of a discretionary bonus of $125,000 and a non-discretionary bonus of $5,858.

(15)	Consists of a discretionary bonus of $231,226 and a non-discretionary bonus of $7,302.

(16)	Consists of a discretionary bonus of $290,965 and a non-discretionary bonus of $6,638.

(17)	Consists of a discretionary bonus of $164,567 and a non-discretionary bonus of $6,322.

(18)	Mr. Vella was appointed President of our company effective September 5, 2012.

(19)
On July 29, 2013, the Compensation Committee approved a severance package for Mr. Ryan consisting of: (a) a lump sum severance payment of $826,875, representing 18 months of Mr. Ryan’s annual base salary; (b) the acceleration of vesting of 80,001 shares of restricted stock held by Mr. Ryan; and (c) payment of Mr. Ryan’s COBRA benefits for 18 months totaling $22,459. The severance package became effective upon the date of Mr. Ryan’s resignation.

Executive Officers
The table below provides information concerning our executive officers as of the date of this Proxy Statement.

Name	Age	Positions with the Company
Matthew Vella	42	Chief Executive Officer and President
Robert L. Harris, II	55	Executive Chairman
Clayton J. Haynes	44	Chief Financial Officer, Treasurer and Senior Vice President, Finance
Edward J. Treska	48	Senior Vice President, General Counsel and Secretary
The following is biographical information and a brief description of the capacities in which each of the executive officers has served during the past five years. Biographical information on Messrs. Harris and Vella is set forth above under “Proposal No. 1: Election of Directors.”
Clayton J. Haynes joined us in April 2001 as Treasurer and Senior Vice President, Finance. In November 2001, Mr. Haynes was appointed our Chief Financial Officer. From 1992 to March 2001, Mr. Haynes was employed by PricewaterhouseCoopers LLP, ultimately serving as a Manager in the Audit and Business Advisory Services practice. Mr. Haynes received a B.A. degree from the University of California at Los Angeles and is a Certified Public Accountant (Inactive).
Edward J. Treska joined us in April 2004 as Vice President. He was appointed Secretary in March 2007, General Counsel in March 2010 and Senior Vice President in October 2011. Mr. Treska was previously General Counsel, Director of Patents and Licensing for SRS Labs, Inc., a technology licensing company specializing in audio enhancement, between 1996 and 2004. Prior to joining SRS Labs, Mr. Treska practiced law at the intellectual property law firm of Knobbe, Martens, Olson & Bear and prior to law school was a design engineer with the former TRW Space & Technology Group. Mr. Treska is a registered patent attorney who received a B.S. degree in Electrical Engineering from Colorado State University and a J.D. degree from the University of San Diego School of Law.

GRANTS OF PLAN-BASED AWARDS TABLE FOR FISCAL 2013

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (1)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($ / Sh)	Grant Date Fair Value of Stock and Option Awards ($) (2)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Paul R. Ryan (3)	6/12/2013	—	—	—	—	—	—	40,000	—	—	$986,400

Robert L. Harris, II	6/12/2013	—	—	—	—	—	—	40,000	—	—	$986,400

Matthew Vella (3)	6/12/2013	—	—	—	—	—	—	40,000	—	—	$986,400

Clayton J. Haynes	6/12/2013	—	—	—	—	—	—	18,000	—	—	$443,880

Edward J. Treska	6/12/2013	—	—	—	—	—	—	18,000	—	—	$443,880
____________________

(1)
Only restricted stock awards were granted to employees in 2013. This amount reflects grants of shares of restricted stock under our 2013 Acacia Research Corporation Stock Incentive Plan, or the 2013 Plan. One-sixth of the shares vest every six months for a three-year period.

(2)
The fair value of restricted stock awards is determined by the product obtained by multiplying the number of shares granted by the grant date market price of the underlying common stock. Regardless of the value placed on restricted stock awards on the grant date, the actual value of the award will depend on the market value of our common stock on such date in the future when the restricted stock award vests.

(3)	Paul Ryan resigned as Chief Executive Officer and as a director, each effective July 31, 2013. Matthew Vella was appointed Chief Executive Officer and a director, each effective August 1, 2013.

2013 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table provides information, with respect to the named executive officers, concerning the outstanding equity awards of our common stock at the end of fiscal year 2013.

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expira-tion on Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)	Date
Name	Exercisable(1)	Unexercisable								Grant	Fully Vested(1)
Robert L. Harris, II	—	—	—	—	—	33,333	$484,661	—	—	6/12/2013	5/20/2016
	—	—	—	—	—	13,334	$193,876	—	—	11/15/2012	5/20/2014
	—	—	—	—	—	25,000	$336,500	—	—	1/31/2012	11/20/2014
	—	—	—	—	—	8,334	$121,176	—	—	1/20/2011	1/20/2014
Matthew Vella	—	—	—	—	—	33,333	$484,661	—	—	6/12/2013	5/20/2016
	—	—	—	—	—	13,334	$193,876	—	—	11/15/2012	5/20/2014
	—	—	—	—	—	20,000	$290,800	—	—	8/23/2012	11/20/2014
	—	—	—	—	—	25,000	$363,500	—	—	1/31/2012	11/20/2014
	—	—	—	—	—	5,000	$72,700	—	—	4/22/2011	5/20/2014
	—	—	—	—	—	10,000	$145,400	—	—	1/20/2011	1/20/2014
Clayton J. Haynes	—	—	—	—	—	15,000	$218,100	—	—	6/12/2013	5/20/2016
	—	—	—	—	—	6,000	$87,240	—	—	11/15/2012	5/20/2014
	—	—	—	—	—	11,250	$163,575	—	—	1/31/2012	11/20/2014
	—	—	—	—	—	4,167	$60,588	—	—	1/20/2011	1/20/2014
Edward J. Treska	—	—	—	—	—	15,000	$218,100	—	—	6/12/2013	5/20/2016
	—	—	—	—	—	1,360	$19,774	—	—	11/15/2012	5/20/2014
	—	—	—	—	—	4,640	$67,465	—	—	11/15/2012	5/20/2014
	—	—	—	—	—	11,250	$163,575	—	—	1/31/2012	11/20/2014
	—	—	—	—	—	4,167	$60,588	—	—	1/20/2011	1/20/2014
____________________
(1)Fully vested date assuming continued employment through the final vest date.

(2)
The fair market value of a share of our common stock is assumed to be $14.54, which was the closing price of our common stock on the Nasdaq Global Select Market on December 31, 2013, the last trading day of 2013.

2013 OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Paul R. Ryan (1)	—		110,000	$2,513,299
Robert L. Harris, II	—		50,000	$963,075
Matthew Vella (1)	—		81,668	$1,705,499
Clayton J. Haynes	31,348	613,247	22,918	$442,560
Edward J. Treska	—		22,918	$442,560
____________________
(1) Paul Ryan resigned as Chief Executive Officer and as a director, each effective July 31, 2013. Matthew Vella was appointed Chief Executive Officer and a director, each effective August 1, 2013.

Certain Relationships and Related Transactions
We do not have a formal policy for review, approval or ratification of related party transactions required to be reported in this Proxy Statement. However, we have adopted a corporate Code of Conduct which applies to all of our employees, officers, and directors and a Board of Directors Code of Conduct which applies only to our directors. Each Code of Conduct provides obligations and prohibitions on any related party transactions which cause our employees, officers or directors to face a choice between what is in their personal interest and what is in our interest. The corporate Code of Conduct requires conflicts of interest which result from investments in companies doing business with us or in one of our competitors to be disclosed to our General Counsel and approved by our Board. The corporate Code of Conduct requires employees, officers, and directors that are conducting our business with family members to disclose such transactions to our General Counsel. Such transactions are generally prohibited unless approved by the Board. The Board of Directors Code of Conduct provides further obligations for director conflicts of interest. The Board of Directors Code of Conduct requires directors to disclose material conflicts of interest to our General Counsel. Our General Counsel must notify the Board, and the disinterested Board members must determine whether the situation represents a material conflict of interest. If the Board determines there is a material conflict of interest, the Board must determine the appropriate manner to address the conflict and may prohibit the interested director from approving the transaction, have the transaction approved by our Audit Committee, or have the transaction approved by another disinterested body of the Board.
We review the questionnaires completed by our directors and executive officers annually. If any related party transactions are reported, management reviews the transactions and consults with the Board. Since January 1, 2012, there has not been any transaction or series of similar transactions to which we were or are a party in which the amount involved exceeded or exceeds $120,000 and in which any director, executive officer, holder of more than 5% of any class of our voting securities, or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest.
Indemnification Agreements with Directors and Officers. In addition to the indemnification provisions contained in our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each as amended to date, we have entered into separate indemnification agreements with each of our directors and officers. These agreements require us, among other things, to indemnify each such director or officer against expenses (including attorneys’ fees), damages, judgments, fines, penalties and settlements paid by such individual in connection with any action, suit or proceeding arising out of such individual’s status or service as our director or officer (other than liabilities with respect to which such individual receives payment from another source, arising in connection with certain final legal judgments, arising from willful misconduct or conduct that is knowingly fraudulent or deliberately dishonest, or which we are prohibited by applicable law from paying) and to advance expenses incurred by such individual in connection with any proceeding against such individual with respect to which such individual may be entitled to indemnification by us.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock. We believe that, based on the written representations of our directors and officers, and the copies of reports filed with the SEC during the fiscal year ended December 31, 2013, our directors, officers and holders of more than 10% of our common stock complied with the requirements of Section 16(a), except for a late filing of Form 4 for the August 26, 2013 sale of 1,000 shares of common stock by Fred deBoom, a member of our Board of Directors. Due to an administrative error, this Form 4 was filed on September 5, 2013.
Form 10-K
On March 3, 2014, we filed with the SEC an Annual Report on Form 10-K for the fiscal year ending December 31, 2013. A copy of our Annual Report on Form 10-K has been mailed concurrently with this Proxy Statement to all stockholders entitled to notice of and to vote at the Annual Meeting. The Annual Report on Form 10-K is not incorporated into this Proxy Statement and is not considered proxy solicitation material.
Householding
We have adopted a procedure, approved by the SEC, called “householding.” Under this procedure, stockholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of this Notice of Annual Meeting and Proxy Statement and our Annual Report on Form 10-K, unless we are notified that one or more of these stockholders wishes to continue receiving individual copies. This procedure will reduce our printing costs and postage fees. Stockholders who participate in householding will continue to receive separate proxy cards.
If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of this Notice of Annual Meeting and Proxy Statement and any accompanying documents, or if you hold our stock in more than one account, and in either case you wish to receive only a single copy of each of these documents for your household, please contact our Corporate Secretary at (949) 480-8300 or write to him at Acacia Research Corporation, 500 Newport Center Drive, Newport Beach, California 92660.
If you participate in householding and wish to receive a separate copy of this Notice of Annual Meeting and Proxy Statement and any accompanying documents, or if you do not wish to continue to participate in householding and prefer to receive separate copies of these documents in the future, please contact our Corporate Secretary as indicated above. Upon your written or oral request, we will promptly deliver you a separate copy of this Notice of Annual Meeting and Proxy Statement and accompanying documents.
If you are a beneficial owner, you can request information about householding from your broker, bank or other holder of record.
Stockholder Proposals for the 2015 Annual Meeting
Under Rule 14a-8 of the Exchange Act, any stockholder desiring to include a proposal in our Proxy Statement with respect to the 2015 Annual Meeting should arrange for such proposal to be delivered to us at our principal place of business (500 Newport Center Drive, Newport Beach, California 92660) no later than December 24, 2014, in order to be considered for inclusion in our Proxy Statement relating to such annual meeting. Matters pertaining to such proposals, including the number and length thereof, and the eligibility of persons entitled to have such proposals included, are regulated by Rule 14a-8 of the Exchange Act, the rules and regulations of the SEC and other laws and regulations to which interested persons should refer.
In order for a stockholder proposal not intended to be subject to Rule 14a-8 (and thus not subject to inclusion in our Proxy Statement) to be considered “timely” within the meaning of Rule 14a-4 under the Exchange Act, and pursuant to our Amended and Restated Bylaws, notice of any such stockholder proposals must be delivered to our Secretary in writing at our principal place of business not less than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the 2014 Annual Meeting, after which a proposal is untimely. In the event that the date of the 2015 Annual Meeting is more than 30 days before or more than 70 days after such anniversary date, notice by the stockholder must be so delivered not earlier than the close of business on the 120th day prior to the 2015 Annual Meeting and not later than the close of business on the later of the 90th day prior to the 2015 Annual Meeting or the 10th day following the day on which public announcement of the date of the 2015 Annual Meeting is first made by us. A stockholder’s notice to the Secretary must set forth for each matter proposed to be brought before the annual meeting (a) a brief description of the matter the stockholder proposes to bring before the meeting and the reasons for conducting such business at the meeting, (b) the name and address of the stockholder proposing such business, (c) the number of shares of our common stock which are beneficially owned by the stockholder, and (d) any material interest of the stockholder in such business.

April 10, 2014                        By Order of the Board of Directors,

    Edward J. Treska
    Secretary

ACACIA RESEARCH CORPORATION

C123456789

IMPORTANT ANNUAL MEETING INFORMATION 000004

ENDORSEMENT_LINE______________ SACKPACK_____________

000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext

MR A SAMPLE
DESIGNATION (IF ANY)
ADD 1
ADD 2
ADD 3
ADD 4
ADD 5
ADD 6

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Pacific Time, May 15, 2014

Vote by Internet

- Go to **www.investorvote.com/ACTG**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. ☒

Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals – The Board of Directors recommends a vote FOR the nominees listed below and FOR Proposals 2 and 3.

01 - Edward W. Frykman   02 - William S. Anderson

☐ **Mark here to vote FOR all nominees**   ☐ **Mark here to WITHHOLD vote from all nominees**   ☐ **For All EXCEPT** - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.   01 ☐ 02 ☐

B Non-Voting Items

Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign exactly as your name is printed. Each joint tenant should sign. Executors, administrators, trustees, and guarantors should give full titles when signing. Corporations and partnerships should sign in full corporate or partnership name by authorized person. Please mark, sign, date and return your Proxy promptly in the enclosed envelope, which requires no postage if marked in the United States.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

C 1234567890 JNT

1 U P X 1 9 2 6 3 8 1

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

01S5FA

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — ACACIA RESEARCH CORPORATION

Annual Meeting of Stockholders May 15, 2014

The undersigned revokes all previous proxies, acknowledges receipt of the Notice of the Annual Meeting of Stockholders and the accompanying Proxy Statement and appoints Matthew Vella and Edward J. Treska and each of them, the Proxy of the undersigned, with full power of substitution and revocation, to vote all shares of Common Stock held of record by the undersigned on March 21, 2014 either on his or her own behalf or on behalf of any entity or entities, at the Annual Meeting of Stockholders of Acacia Research Corporation (the "Company") to be held May 15, 2014, or at any postponements or adjournments thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this Proxy shall be voted in the manner set forth on the reverse side.

THIS PROXY, WHEN PROPERLY SIGNED, DATED AND RETURNED, WILL BE VOTED AS DIRECTED. UNLESS OTHERWISE DIRECTED, THIS PROXY WILL BE VOTED **FOR** THE ELECTION OF THE TWO DIRECTOR NOMINEES AND **FOR** PROPOSALS 2 AND 3.

(See reverse side)